UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 16, 2010

TIGRENT INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-27403	84-1475486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On March 16, 2010, Tigrent Inc. (the “Company”) entered into a letter of intent with Rich Global, LLC (“Rich Global”) and Rich Dad Operating Company, LLC (“Rich Dad”) to amend and restructure the agreements pursuant to which the Company licenses and operates the Rich Dad brand.  Rich Dad and Rich Global (collectively, the “Rich Dad Parties”) are entities controlled by Robert and Kim Kiyosaki.  Mr. Kiyosaki is the author of the internationally best selling Rich Dad Poor Dad and other books that teach readers about financial literacy.  The Company provides courses that are based on the teachings and philosophies outlined by Mr. Kiyosaki in the Rich Dad Poor Dad book series.   The Company and the Rich Dad Parties have agreed to enter into  (i) a new license agreement for the Rich Dad Brand,  (ii) a cooperative marketing agreement that contemplates the development and implementation of improved customer contact management strategies and (iii) a termination and settlement agreement related to the Company’s previous licensing agreement for the Rich Dad brand.  A copy of the letter of intent is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

The Company expects to enter into definitive restructuring agreements with the Rich Dad Parties on or before March 31, 2010.  There can be no assurances that the Company and Rich Dad Parties will be able to finalize these agreements by this date.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Company also announced that Charles M. Peck, the Company’s former Chief Executive Officer, left the Company effective as of March 16, 2010.  In connection therewith, the Company appointed Steven C. Barre, the Company’s Lead Director, to serve as Interim Chief Executive Officer.  The Company also announced that Murray A. Indick, currently a member of the Company’s Board of Directors, was appointed to serve as the Chairman of the Board.  The Company further announced that it has eliminated the position of Lead Director.

The Company has agreed to compensate Mr. Barre for his services as Interim Chief Executive Officer, at the rate of  $20,000 per month.  He will be entitled to receive all standard employee benefits offered to Company employees and discretionary bonuses as determined by the Compensation Committee.  In addition, Mr. Barre will receive a grant of 50,000 shares of the Company’s common stock at a date to be determined by the Compensation Committee.  Mr. Barre will  no longer receive compensation for his services as Lead Director and has resigned from the Company’s Audit and Compensation Committees.

Mr. Barre has been on the Board of Directors of the Company since February 2008, and has served as the Company’s Lead Director since June 2008.  Prior thereto, Mr. Barre served as Senior Vice President, General Counsel and Secretary of Jacuzzi Brands, Inc. (a New York Stock Exchange company with annual revenues in excess of $1 billion) from September 2001 until February 2007, when the company was sold. Mr. Barre served in various roles as in-house counsel from 1995 to 2001 for Jacuzzi Brands, Inc. (known as U.S. Industries, Inc. from 1995 to 2003) and from 1988 to 1995 for its former parent company, the U.S. arm of Hanson PLC, a large British-American industrial management company.  Prior to joining Hanson, Mr. Barre was a corporate attorney with the law firm of Weil, Gotshal & Manges.  Mr. Barre graduated from Cornell University in 1981 and Columbia Law School in 1984.

There are no family relationships between Mr. Barre and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to item 404(a) of Regulation S-K.

Mr. Peck terminated his employment with the Company for “good reason” pursuant to his employment agreement (“Employment Agreement”) dated September 17, 2008 with the Company, pursuant to which, the Company agreed to pay Mr. Peck a severance payment equal to $380,000 in the event of such termination (“Separation Compensation”).  Pursuant to the terms of the Employment Agreement, the Separation Compensation will be payable over a twelve month period in accordance with the Company’s normal payroll practices, subject to (i) Mr. Peck’s execution and delivery of the wavier and release agreement as set forth in the Employment Agreement and (ii) Mr. Peck’s compliance with the terms and conditions of the Covenant Agreement as referred to in the Employment Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter of Intent dated March 16, 2010 by and among Tigrent, Inc., Rich Global, LLC and Rich Dad Operating Company, LLC

Cautionary Information Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements which are based upon the Company’s current expectations and involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, the Company’s ability to enter into definitive restructuring agreements with the Rich Dad Parties on or before March 31, 2010, which include a new licensing agreement for the Rich Dad brand and a termination and settlement agreement relating to the previous Rich Dad licensing agreement.  In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that certain factors may affect these forward-looking statements, including (i) the ability of the Company enter into definitive restructuring agreements, including a new licensing agreement for the Rich Dad brand and a termination and settlement agreement relating to the previous Rich Dad licensing agreement on or before March 31, 2010 and (ii) additional risks which are identified in the Company’s SEC filings, including but not limited to Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 18, 2010	TIGRENT INC.

/s/ Steven C. Barre
Steven C. Barre
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter of Intent dated March 16, 2010 by and among Tigrent, Inc., Rich Global, LLC and Rich Dad Operating Company, LLC